Exhibit 10-W

Arrangement between Ford Motor Company
and William Clay Ford, Jr., dated February 27, 2008

On May 11, 2005, the Compensation Committee of Ford’s Board of Directors and William Clay Ford, Jr., our Executive Chairman and Chairman of the Board of Directors, agreed to amend Mr. Ford’s compensation arrangements such that Mr. Ford would forego any new compensation (including salary, bonus, or other awards) until such time as the Committee and Mr. Ford determine that the Company’s Automotive sector has achieved sustainable profitability.

On February 27, 2008, the Committee determined that this agreement relating to Mr. Ford's compensation should be modified beginning in 2008.  Although the Company’s Automotive sector has not yet achieved profitability, it has made substantial progress toward that goal in the time since the 2005 agreement.  During this time, Mr. Ford provided leadership and direction to the Company, first as CEO during the early phases of our turnaround plan.  He recruited Alan Mulally to join the Company as CEO to continue to lead our turnaround efforts, and thanks to the leadership of Mr. Ford and Mr. Mulally, those efforts are showing substantial effect even in the face of significant economic headwinds.  For instance, the Company achieved positive total automotive operating cash flow in 2007, earned an operating profit of $126 million (excluding special items), and we are on track to achieve our goal of returning to Automotive profitability in 2009.

In addition, the Committee determined that since Mr. Mulally’s arrival, Mr. Ford has continued to provide valuable service to the Company in his role as Executive Chairman and Chairman of the Board of Directors, and to provide leadership on enterprise-wide issues of profitability, sustainability, and stakeholder relationships.  In the Committee’s judgment, it is not reasonable to expect Mr. Ford to continue these valuable efforts on an uncompensated basis, particularly after he has received no compensation for nearly three years.  In these circumstances, the Committee determined that it would be both fair and in the best interests of the Company to amend Mr. Ford’s compensation arrangement in 2008.

At Mr. Ford's request, however, it was agreed that Mr. Ford would continue to forego new compensation (including salary, bonus or other awards) until such time as the Committee determines that the Company's global Automotive sector has achieved full-year profitability, excluding special items.  It was further agreed that the compensation Mr. Ford would have received begining in 2008 and future years but for the agreement to forego new compensation will be earned and paid when the Committee determines that the Company's global Automotive sector has achieved full-year profitability, excluding special items.